RANGO ENERGY, INC (OTCBB: RAGO) 4651 SHELL ROAD, SUITE 140 RICHMOND, BC CANADA V6X 3M3 T: 1-888-224-6039 www.rangoenergy.com
NEWS RELEASE

Rango Energy Provides Update on the Drilling Operations on its Middle Kettleman Dome Project in California

Monterey Shale Formation Reached

Dallas, Texas June 10, 2013 - Rango Energy, Inc. (OTCBB: RAGO), an oil and gas exploration and development company, is pleased to announce that as of 6am Pacific Time, June 10th 2013, drilling has reached a depth of 5,761 feet on the planned 13,000 foot first well at the Kettleman Middle Dome ("KMD") project. The project covers over 11,300 acres of a producing oil field sandwiched directly between two giant 400+ million barrel fields in the San Joaquin Basin, Central California.

Craig Alford, PGeo and VP of Exploration of Rango Energy, currently at the drill site, stated, "We are very pleased with the progress to date. The original timeline for this well was 54 days but it looks like we may be able to complete sooner." Rango's operational partner, Hangtown feels confident on an accelerated timeline if no mechanical issues occur during drilling.

The target for well #17-18 is the oil rich McAdams sandstone formation, a 900 to 1,200 foot thick Eocene age reservoir located at a depth of approximately 12,000 feet. The McAdams sandstone has been a prolific producer in the adjacent Kettleman North Dome field, producing at an average of over 2 million barrels per well.

Other oil bearing formations that have been mapped directly at the KMD project are the Kreyenhagen Shale, the Vaqueros sandstone and the much-publicized, Monterey Shale.

Currently the well is drilling through the renowned Monterey Shale, the top of which was reached at a depth of approximately 5,500 feet. Intermediate casing was successfully set into the Monterey at a depth 5,596 feet and drilling continues within the formation.

James Melland, Hangtowns' COO, a professional Geologic Engineer on site overseeing the operations, commented, "We'll be excited to see the potential of the Monterey Formation at the KMD area. We expect the Monterey Formation to have a total thickness of roughly 2,200 feet at this location."

About Rango Energy

Rango Energy, Inc. is an exploration stage oil and natural gas company with a strategy to identify, evaluate, explore, and develop new opportunities for oil and natural gas production across North America.

For further information please contact:

Rango Energy Inc.

Toll Free: 1 (888) 224-6039

www.rangoenergy.com

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